Exhibit 5.1
OPINION OF BODMAN LLP
[BODMAN LLP LETTERHEAD]
January 19, 2007
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
Ladies and Gentlemen:
     We are acting as special counsel for Titan International, Inc., an Illinois corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933 (the “Act”) of up to 6,577,200 shares of the Company’s common stock, no par value (“Common Stock”), issued on conversion of the Company’s 5.25% Senior Convertible Notes due 2009 (the “Convertible Notes”). The Convertible Notes were issued pursuant to an Indenture, dated July 26, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.
     In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.
     As special counsel to the Company and based upon and subject to the foregoing, we advise you as follows:
     When the following steps shall have been taken, the Common Stock will be validly issued, fully paid and non-assessable:
     (a) Compliance with the Securities Act of 1933, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective; and
     (b) The issuance of the Common Stock in conformity with the Registration Statement and the Indenture.
     Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Illinois, we base it on the opinion of Schmiedeskamp, Robertson, Neu & Mitchell, as evidenced by the opinion of such firm filed as Exhibit 5.2 to the Registration Statement and the consent in such opinion to statements made in the Registration Statement in regard to such firm. Our opinions as to such matters are based on assumptions and subject to the qualifications and limitation set forth in such opinion letter.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the Common Stock under the Act and to the reference to our Firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BODMAN LLP

/s/ Barbara A. Bowman

By: Barbara A. Bowman, a partner